Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated July 23, 2025

Relating to Preliminary Prospectus issued July 15, 2025

Registration Statement No. 333-283772

Bally’s Chicago, Inc.

This free writing prospectus relates to the initial public offering of Class A-1 Interests, Class A-2 Interests, Class A-3 Interests and Class A-4 Interests of Bally’s Chicago, Inc. (“Bally’s Chicago”). Bally’s Chicago has filed a Registration Statement on Form S-1 (File No. 333-283772) (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”). The Registration Statement and a copy of the most recent preliminary prospectus relating to this offering may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1935799/000110465925068147/tm2310971-45_s1a.htm

References to “Bally’s Chicago,” “we,” “us,” and “our” are used in the manner described in the preliminary prospectus relating to this offering.

On July 23, 2025, Bally’s Chicago distributed messages related to Bally’s Chicago’s business and proposed initial public offering to prospective investors. Copies of these messages are attached as Appendix A and Appendix B, respectively.

Bally’s Chicago has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in the registration statement and other documents Bally’s Chicago has filed with the SEC for more complete information about Bally’s Chicago and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bally’s Chicago, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting any of the following sources: Loop Capital Markets LLC at +1 (312) 913-4900 or by email at BallysChicagoIPO@loopcapital.com or standard mail at Loop Capital Markets LLC, Attn: Compliance Department, 425 South Financial Place, Suite 2700, Chicago, IL 60605 USA.

Appendix A

Subject: Bally’s Chicago, Inc. Amended S-1 Registration Statement

Dear Prospective Bally’s Chicago Investor,

We hope you are doing well.

We are reaching out to inform you that Bally’s Chicago, Inc. refiled its S-1 registration statement with the SEC on July 15, 2025. You can view the amended S-1 filing through the following link: Bally's Chicago, Inc. Amended S-1

With this filing completed, assuming no additional comments from the SEC, Bally’s Chicago is currently targeting to close both the IPO and the second tranche of the concurrent private placement in early August 2025.

If you have previously indicated interest in the IPO/concurrent private placement, you can review your indication and make any updates as needed through the investor portal. If you have not funded your custody account, please do so immediately to ensure a smooth allocation process.

If you have not yet submitted an indication of interest, you may do so through the investor portal here: Bally's Chicago, Inc. Investor Portal

Should you have any questions or need assistance, please do not hesitate to reach out by responding to this email, or emailing directly to ballyschicagoipo@loopcapital.com.

Best Regards,

Bally’s Chicago, Inc.

Neither the SEC nor any state securities commission has approved or disapproved, or will approve or disapprove, of these securities or passed upon, or will pass upon, the adequacy or accuracy of the prospectus included in the registration statement filed with the SEC. Any representation to the contrary is a criminal offense.

A public offering of securities can be made only through a prospectus declared effective by the SEC. A registration statement, including a prospectus, relating to the proposed initial public offering has been filed with the SEC but has not yet become effective. The securities to be offered in the proposed initial public offering may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Appendix B

Subject: Update on Bally’s Chicago, Inc. Offering – No Action Needed, Optional Participation in Second Tranche of Offering

Dear Bally’s Chicago Investor,

We hope you are doing well.

Bally’s Chicago refiled its S-1 registration statement with the SEC on July 15, 2025, in connection with the IPO and second tranche of the concurrent private placement.

If you participated in the first tranche of the private placement, your investment is fully processed and no further action is required on your part.

Bally’s Chicago is currently targeting to close both the IPO and the second tranche of the private placement in early August 2025. If you wish to increase your investment by participating in the IPO or the second tranche of the private placement, you are welcome to do so by logging into the investor portal and indicating your interest here: Bally's Chicago, Inc. Investor Portal

Please feel free to reach out with any questions by responding to this email, or emailing directly to ballyschicagoipo@loopcapital.com.

Best Regards,

Bally’s Chicago, Inc.

Neither the SEC nor any state securities commission has approved or disapproved, or will approve or disapprove, of these securities or passed upon, or will pass upon, the adequacy or accuracy of the prospectus included in the registration statement filed with the SEC. Any representation to the contrary is a criminal offense.

A public offering of securities can be made only through a prospectus declared effective by the SEC. A registration statement, including a prospectus, relating to the proposed initial public offering has been filed with the SEC but has not yet become effective. The securities to be offered in the proposed initial public offering may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.